Exhibit 10.1
Annual Nonemployee Director Compensation Overview

Board Service
Cash Retainer	$110,000 (Cash)
Equity Award	$135,000 (Restricted Stock or RSUs*)
Additional Cash Retainers for Board Leadership
Nonexecutive Chairman of the Board	$115,000
Audit Committee Chair	$26,000
Compensation Committee Chair	$21,000
Corporate Governance and Nominating Committee Chair	$15,000
Risk Committee Chair	$15,000
Stock Ownership Guidelines
Nonemployee Directors	5X Annual Cash Retainer**
* RSUs are deferred until separation from the Board
** A nonemployee Director is expected to reach the stock ownership guideline four years from the date the individual is first elected to the Board.